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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

Under the Securities Exchange Act of 1934
(Amendment No. )*

SMART Modular Technologies (WWH), Inc.
(Name of Issuer)
Ordinary Shares

$0.00016667 Par Value
(Title of Class of Securities)
G82245 10 4
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	G82245 10 4

1	NAMES OF REPORTING PERSONS: Ajay Shah

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,326,283

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		39,326,283

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	36,326,283

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	67.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	G82245 10 4

1	NAMES OF REPORTING PERSONS: Shah Capital Partners, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,326,283

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		39,326,283

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	39,326,283

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	67.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	G82245 10 4

1	NAMES OF REPORTING PERSONS: Krishnan Shah Fund, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	State of Delaware, U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,326,283

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		39,326,283

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	39,326,283

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	67.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	G82245 10 4

1	NAMES OF REPORTING PERSONS: Shah Management Partners, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	State of Delaware, U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,326,283

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		39,326,283

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	39,326,283

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	67.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	G82245 10 4

1	NAMES OF REPORTING PERSONS: Shah Management, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	State of California, U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,326,283

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		39,326,283

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	39,326,283

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	67.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

This Schedule 13G is being filed pursuant to Rule 13d-1(d) which requires filing of a Schedule 13G by February 14, 2007 based on ownership of the Issuer’s securities as of December 31, 2006. This Schedule 13G is being filed early based on ownership as of March 3, 2006. An update to this Schedule 13G will be filed to reflect ownership of Issuer’s securities as of December 31, 2006.

Item 1(a).	Name of Issuer:
SMART Modular Technologies (WWH), Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
4211 Starboard Drive, Fremont, CA 94538

Item 2(a).	Name of Person Filing:
Ajay Shah, a United States citizen (“Shah”)
Shah Capital Partners, L.P., a Cayman Islands exempted limited partnership (“SCP”)
Krishnan Shah Fund, L.P., a Delaware limited partnership (“KSF”)
Shah Management Partners, L.L.C., a Delaware limited liability company (“SMP”)
Shah Management, LLC, a California limited liability company (“SM”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of each of Shah, SCP, KSF, SMP and SM is:
5201 Great America Parkway, Suite 532
Santa Clara, CA 95054

Item 2(c).	Citizenship:
The citizenship of each of Shah, KSF, SMP and SM is:
United States of America
The citizenship of SCP is:
Cayman Islands

Item 2(d).	Title of Class of Securities:
Ordinary Shares, par value $0.00016667

Item 2(e).	CUSIP Number:
G82245 10 4

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
     If this statement is filed pursuant to Rule 13d-1(c), check this box.

Item 4.	Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.
(a)	Amount beneficially owned: See Item 9 of each of the cover pages.

(b)	Percent of class: See Item 11 of each of the cover pages.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: See Item 5 of each of the cover pages.

(ii)	Shared power to vote or to direct the vote: See Item 6 of each of the cover pages.

(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each of the cover pages.

(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each of the cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
     The right to receive dividends on, and proceeds from the sale of, the shares which are beneficially owned by the filing persons is governed by the limited partnership agreement of each of SCP and KSF and the operating agreement of each of SMP and SM and such dividends or proceeds may be distributed with respect to the member interests and general and limited partnership interests in accordance therewith.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
     SCP and KSF are record and beneficial owners of the securities of SMART Modular Technologies (WWH), Inc. reported hereby. Shah is the manager of SM, which is the general partner of KSF and the managing member of SMP. SMP is the general partner of SCP. In his capacity as the manager of SM, Shah may pursuant to Rule 13d-3 of the Exchange Act of 1934, as amended, be deemed the beneficial owner of the securities reported hereby. In its capacity as the managing member of SMP and the general partner of KSF, SM may pursuant to Rule 13d-3 of the Exchange Act of 1934, as amended, be deemed the beneficial owner of the securities reported hereby. In its capacity as the general partner of SCP, SMP may pursuant to Rule 13d-3 of the Exchange Act of 1934, as amended, be deemed the beneficial owner of the securities reported hereby.

Item 8.	Identification and Classification of Members of the Group.
     See Exhibit 1 hereto.

Item 9.	Notice of Dissolution of Group.
     n/a

Item 10.	Certifications.
     (a) n/a
     (b) n/a

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006

(Date)

AJAY SHAH

/s/ AJAY SHAH

(Signature)

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006

(Date)

SHAH CAPITAL PARTNERS, L.P.

By:	Shah Management Partners, L.L.C.
Its General Partner

By:	Shah Management, LLC
Its Managing Member

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006

(Date)

KRISHNAN SHAH FUND, L.P.

By:	Shah Management, LLC
Its General Partner

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006

(Date)

SHAH MANAGEMENT PARTNERS, L.L.C.

By: Shah Management, LLC Its Managing Member

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006

(Date)

SHAH MANAGEMENT, LLC

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

JOINT FILING STATEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that (i) this statement on Schedule 13G has been adopted and filed on behalf of each of them and (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.
March 3, 2006

AJAY SHAH

/s/ Ajay Shah

(Signature)

SHAH CAPITAL PARTNERS, L.P.

By:	Shah Management Partners, L.L.C.
Its General Partner

By:	Shah Management, LLC
Its Managing Member

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

KRISHNAN SHAH FUND, L.P.

By:	Shah Management, LLC
Its General Partner

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

SHAH MANAGEMENT PARTNERS, L.L.C.

By:	Shah Management, LLC
Its Managing Member

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

SHAH MANAGEMENT, LLC

By: /s/ Ajay Shah

(Signature)

Ajay Shah, Manager

(Name/Title)

Exhibit 1
     As required by Item 8 of the Schedule 13G to which this exhibit is attached, the name and classification of each member of the group is provided below:

Identification	Classification

TPG Advisors III, Inc.	CO

TPG Advisors IV, Inc.	CO

T3 Advisors II, Inc.	CO

Francisco Partners GP, LLC	OO

Francisco Partners, L.P.	PN

Francisco Partners Fund A, L.P.	PN

Francisco Partners Management, LLC	OO

FP Annual Fund Investors, L.L.C.	OO

Shah Capital Partners, L.P.	PN

Patel Family Partners, L.P.	PN

WestRiver Management, LLC	OO

WestRiver Capital LLC	OO